                                                                    Exhibit 3(a)


                           ARTICLES OF INCORPORATION
                                       OF
                                 MBF USA, INC.

                                   ARTICLE I

                                  INCORPORATOR

         The undersigned, Billie J. Swoboda, whose address is 32 South Street, Baltimore, MD, being at least eighteen (18) years of age, does hereby form a corporation under the general laws of the State of Maryland.


                                   ARTICLE II

                                      NAME

         The name of the corporation is: MBf USA, INC.  (the "Corporation").


                                  ARTICLE III

                                    PURPOSE

         The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law (or any successor statute) ("Maryland Law").


                                   ARTICLE IV

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

         The post office address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated at 32 South Street, Baltimore, Maryland 21202. The resident agent is a corporation located in the State of Maryland.


                                   ARTICLE V

                                     STOCK

         Section 1. Authorized Shares. The total number of shares of stock which the Corporation has authority to issue is Four Million (4,000,000) shares of Common stock, $0.01 par value ("Common Stock") and One Million Two Hundred Fifty Two Thousand Five Hundred Thirty Seven and 4/100 (1,252,537.4) shares of Series A Convertible Common stock, $0.01 par value ("Preferred Stock").

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    |                         STATE OF MARYLAND                             |
    |                                                                       |
    |I hereby certify that this a true and complete copy of a  10           |
    |page document on file in this office.  DATED: 12-13-95.  -----         |
    |                                             ----------                |
    |              STATE DEPARTMENT OF ASSESSMENTS AND TAXATION             |
    |                                                                       |
    |BY:  Jacqueline C. James  , Custodian                                  |
    |   ---------------------------                                         |
    |                                                                       |
    |This stamp replaces our previous certification system. Effective: 6/95 |
    -------------------------------------------------------------------------

         Section 2.       Stock Description.       As used in this Section 2,
the terms identified below shall have the meanings indicated, unless a different and common meaning of the term is clearly indicated by the context, and variants and derivatives of the following terms shall have correlative meanings:

                          AHP.  American Health Products Corporation, a Texas
                 corporation, and a wholly-owned subsidiary of MBf Hong Kong.

                          ARPI.  American Rubber Products Industries Sdn. Bhd.,
                 a Malaysia corporation.

                          Control Term. That period of time commencing on the
                 Closing Date of that certain Amended Share Exchange Agreement (the "Share Exchange Agreement") dated January 15, 1992, by and among the MBf, MBf America, Inc., an Oklahoma corporation, and MBf Hong Kong, and expiring the earlier to occur of: (a) conversion of all shares of Series A Common Stock; (b) the time that it is determined that AHP has incurred a net loss for any Performance Period; (c) the time that MBf Hong Kong breaches any covenant contained in Section 8.01 of the Share Exchange Agreement; or (d) the vote by the holders of more than seventy-five percent (75%) of the outstanding shares of Series A Common Stock and Common Stock, voting together as a class, to terminate the Control Term.

                          Conversion Restriction Period.  That period of time
                 commencing on the Closing Date of the Share Exchange Agreement and expiring on the earlier to occur of (a) the later to occur of (i) December 31, 1994 or (ii) the end of the term of a Supplemental Period following the Performance Period ending December 31, 1994; or (b) the time which it is determined that the aggregate pre-tax net income for AHP, cumulative for all Performance Periods commencing January 1, 1992, first exceeds $4,000,000.

                          GAAP.  United States Generally Accepted Accounting
                 Principles, as in effect on the date of any statement, report or determination that purports to be or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

                          MBf Hong Kong.  MBf International Limited, a Hong
                 Kong corporation.

                          MBf.    MBf  USA, INC., an Oklahoma Corporation, and
                 a subsidiary of MBf International, Ltd.

                          Multi-Com.  Multi-Com Sdn. Bhd., a Malaysia
                 corporation, and a wholly-owned subsidiary of MBf Hong Kong.

                          Net Income Deficiency.  An amount by which the sum of
                 the pre-tax net income of AHP for any Shortfall Period and the pre-tax net income for any

                  Supplemental Period is less than the Net Income Requirement for a particular Performance Period.

                          Net Income Requirement.  The amount of pre-tax net
                 income of AHP which is required for any particular Performance Period set forth in Sub-Section 1(b)(i) of this Section 2.

                          Performance Period.  One of three periods of time
                 identified in Sub-Section 1(b)(i) of this Section 2.

                          Shortfall Period.  Any Performance Period for which
                 the pre-tax net income of AHP does not equal or exceed the Net Income Requirement for such Performance Period.

                          Stock Claim.  Any claim identified in Schedule 4.02
                 of the Share Exchange Agreement by former shareholders of Abused Drugs Laboratory, Inc. to be issued shares of Common Stock.

                          Supplemental Period.  A period of six (6) months
                 following the end of any Shortfall Period.

                          Underwriter Warrants and Other Options.  Certain
                 warrants referred to in Schedule 4.02 of the Share Exchange Agreement as "IPO Underwriter Warrants" and "1990 Underwriter Warrants", and any other options or warrants to purchase ADS Common Stock outstanding as of the date of these Articles and not disclosed in such Schedule 4.02.

                 The following is a description of Common Stock and Series A Common Stock:

                 COMMON STOCK. Each share of Common Stock shall be equal to each other share of Common Stock and, when issued, shall be fully paid and non-assessable, and the personal property of shareholders which shall not be liable for corporate debts. The holders of Common Stock of the Corporation shall each be entitled to share in any dividends of the Corporation, if, as, and when declared by the Board of Directors, or any distributions upon liquidation or dissolution of the Corporation, ratably with the holders of Series A Common Stock, based upon the number of shares of Common Stock issuable upon conversion of each outstanding share of Series A Common Stock at the time of the declaration of such dividend, liquidation or dissolution.

                 Except as otherwise expressly provided by law, during the Control Term, the holders of Common Stock shall be entitled to vote, as a separate class, for the election of all of the Class B Directors, and after the expiration of the Control Term, shall vote with the holders of Series A Common Stock as a single class, for the election of directors. At all times, the holders of Common Stock shall vote with the holders of shares of Series A Common Stock as a single class with respect to any other matters subject to a vote of shareholders. Each holder of record of Common Stock shall have one vote for each share of Common Stock outstanding in his name on the books of the Corporation and shall be entitled to vote said stock.





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
                 SERIES A COMMON STOCK. The Series A Common Stock shall have the rights and privileges of Common Stock, except as set forth as follows:

                 1. Conversion. Series A Common Stock shall be convertible into Common Stock as hereinafter provided and, when so converted, shall be canceled and retired and shall not be reissued as such:

                          (a)     The Series A Common Stock shall be
         convertible into Common Stock on and subject to the following terms and conditions:

                                  (i)      Each share of Series A Common Stock
                 shall be converted: (A) at any time after the expiration of the Conversion Restriction Period at the option of the holder of Series A Common Stock so long as there has been no adjustment to the Conversion Rate (as hereinafter defined) pursuant to the provisions of Sub-Section 1(b)(iii) hereof;
                 (B) if there has been an adjustment to the Conversion Rate under Sub-Section 1(b)(iii) hereof, automatically at the expiration of the Conversion Restriction Period; or (C) if AHP has not incurred a loss for any Performance Period, at the option of the holder prior to the expiration of the Conversion Restriction Period, provided that the number of shares of Series A Common Stock convertible under this clause (C) shall be limited to an amount equal to the product of (I) 1,252,537.4 and (II) a fraction, the numerator of which is the number of Performance Periods (or Supplemental Periods, if any, in relation thereto), which have been completed and for which Performance Periods (or Supplemental Periods, if any, in relation thereto) there has been a determination of whether an adjustment was necessary under Sub-Section 1(b)(iii) of this
                 Section 2, and the denominator of which is three (3). Each share is convertible into one (1) fully paid and nonassessable share of Common Stock (the "Conversion Rate"). The Conversion Rate at the date of these Articles of Incorporation shall be one (1) (the "Initial Conversion Rate") and shall be subject to adjustment as hereinafter provided.

                                  (ii)     Series A Common Stock shall be
                 deemed to have been converted immediately prior to the close of business on the date of expiration of the Control Term if there has been an adjustment under Sub-Section 1(b)(iii) to the Conversion Rate, or, on the date of conversion by the holder thereof if there has been no adjustment to the Conversion Rate under Sub-Section 1(b)(iii) hereof, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the date of any conversion, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock issuable upon such conversion to the person or persons entitled to receive the same.





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
                          (b)     (i)      The Conversion Rate shall be subject
                 to adjustment from time to time, and the number of shares of Common Stock issuable on conversion of any shares of Series A Common Stock shall be subject to a resultant decrease by reason of such adjustment, as provided in paragraph (iii) of this paragraph (b) in the event that the pre-tax net income (as determined under GAAP) of AHP does not meet the levels for each of the Performance Periods set forth below:

                                                               Net Income
                                  Performance Period:         Requirement:
                                  -------------------         ------------
                 January 1, 1992 through December 31, 1992    $1,300,000

                 January 1, 1993 through December 31, 1993    $1,300,000

                 January 1, 1994 through December 31, 1994    $1,400,000

                                  (ii)     In the event that for any
                 Performance Period there is a Net Income Deficiency (i.e., that the Performance Period constituted a Shortfall Period), and AHP did not incur a net loss for such Shortfall Period, then the pre-tax net income of AHP for the Supplemental Period following the end of such Shortfall Period shall be included in the pre-tax net income for such Shortfall Period for the purpose of determining whether the Net Income Requirement for the relevant Performance Period had been met. In the event that there is a net loss for the Supplemental Period, such loss shall not be added to the pre-tax net income for the Shortfall Period. In order to meet the Net Income Requirement for the Performance Period following the Shortfall Period, the sum of (i) the pre-tax net income for the Shortfall Period (without regard to any pre-tax net income or net loss for the Supplemental Period following such Shortfall Period) and (ii) the pre-tax net income for the Performance Period following such Shortfall Period must equal the sum of the Net Income Requirement levels set forth in paragraph (ii) above for such Performance Periods. For any Shortfall Period, the value of the capital contributions during such Shortfall Period or the relevant Supplemental Period by MBf Hong Kong to MBf shall reduce the amount of Net Income Deficiency for such Shortfall Period; provided, however, that such capital contribution shall be limited to cash or cash equivalents, marketable latex examination glove inventory valued at the current Multi-Com or ARPI list price, and the sole consideration to be given by MBf in exchange for such capital contribution shall be the reduction in the amount of the Net Income Deficiency.

                                  (iii)    At such time that a Net Income
                 Deficiency is determined, the Conversion Rate shall automatically be reduced to a number equal to (A) the Conversion Rate in effect at such time, minus (B) the product of (x) 33 1/3% and (y) the quotient of (I) the amount of the Net Income Deficiency divided by (II) the Net Income Requirement for the relevant Performance Period.





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
                                  (iv)     The net income of AHP shall be
                 determined within sixty (60) days following the end of each Performance Period and within thirty (30) days following the end of any Supplemental Period.

                          (c) In case the Corporation shall (i) pay a dividend in shares of its capital stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares,
         (iii) combine its outstanding shares of Common Stock into a smaller number of shares, (iv) issue by reclassification or reorganization of its shares of Common Stock, any shares of its capital stock, (v) merge or consolidate with or into another corporation or issue any shares of capital stock in connection with the merger of any of its subsidiaries with or into another corporation, or (vi) convey to another corporation all or any major portion of the assets of the Corporation, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Series A Common Stock surrendered for conversion after the record date fixing shareholders to be affected by such event shall be entitled to receive, upon conversion, the number of shares of Common Stock which such holder would have owned or have been entitled to receive after the happening of such event had such share of Series A Common Stock been converted immediately prior to the record date in the case of such dividend or the effective date in the case of any such subdivision, combination, reclassification, merger, or conveyance. An adjustment made pursuant to this subparagraph (1)(c) shall be made whenever any of such events shall happen, but shall become effective retroactively after such record date or such effective date, as the case may be, as to shares of Series A Common Stock converted between such record date or effective date and the date of happening of any such event. The foregoing provisions shall similarly apply to successive subdivisions, combinations, reclassifications, or other reorganizations and to successive consolidations, mergers and conveyances of or by any such successor.

                          (d) The Conversion Rate shall be subject to adjustment from time to time, and the number of shares of Common Stock issuable on conversion of any shares of Series A Common Stock shall be subject to a resultant increase (calculated to the nearest 1/100th of a share) by reason of such adjustment, as hereinafter stated, in the event of the issuance of any shares of Common Stock pursuant to the satisfaction of any Stock Claim or the exercise of any Underwriter's Warrants and Other Options, by multiplying the Conversion Rate in effect at the time of such issuance by the sum of (A) One (1) and (B) the quotient of (x) the number of shares to be issued in connection with such issuance divided by (y) the number of shares of Common Stock outstanding immediately prior to such issuance (which number of shares outstanding shall include only the number of shares of Common Stock issued and outstanding at the date of the Share Exchange Agreement plus only those shares of Common Stock issued subsequent to the Share Exchange pursuant to the satisfaction of Stock Claims or the exercise of Underwriter's Warrants and Other Options).

                          (e)     In case:

                          (i) The Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or any other distribution payable otherwise than in cash;

                          (ii) The Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any share of stock of any class or to receive any other rights;

                          (iii) Of any classification, reclassification, or other reorganization of the capital stock of the Corporation, consolidation, or merger of the Corporation with or into another corporation, or conveyance of all or any major portion of the assets of the Corporation to another corporation; or

                          (iv) Of the voluntary or involuntary dissolution, liquidation, or winding up of the Corporation;

         then and in any such case, the Corporation shall cause to be mailed to the transfer agent for the Series A Common Stock and to the holders of record of the outstanding shares of the Series A Common Stock a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution, or rights, or (y) such classification, reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up is to take place, as the case may be. Such notice shall also specify the date as to which holders of Common Stock of record shall be entitled to participate in said dividend, distribution, or rights, or shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such classification, reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up, as the case may be. Such notice shall be given at least fifteen (15) days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto.

                          (f) No fractional shares or scrip representing fractional shares shall be issued upon the conversation of any shares of Series A Common Stock.

                          (g) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized Common Stock, for the purpose of effecting the conversion of the issued and outstanding Series A Common Stock, the full number of shares of Common Stock then deliverable in the event and upon the conversion of all of the Series A Common Stock then issued and outstanding.

                 2. Voting Rights. Except as otherwise expressly provided by law, until the expiration of the Control Term, the holders of Series A Common Stock shall be entitled to vote, as a separate class, for the election of all of the Class A Directors and after termination of the Control Term, with the holder of shares of Common Stock as a single class, for the election of directors. At all times, the holders of Series A Common Stock shall be entitled to vote with the holders of shares of Common Stock as a single class, with respect to any other matters subject to a vote of shareholders. Each holder of shares of Series A Common Stock shall have one vote for each share of Common Stock issuable upon conversion of each share of Series A Common Stock standing registered in his name on the books of the Corporation on the date, if any, fixed for the purpose of determining voting rights.

                 3. Dividends; Liquidation. The holders of Series A Common Stock shall be entitled to share in any dividends of the Corporation, if, as, and when declared by the Board of Directors, or any distributions upon liquidation or dissolution of the Corporation, ratably with the holders of Common Stock, based upon the number of shares of Common Stock issuable upon conversion of each outstanding share of Series A Common Stock at the time of the declaration of such dividend, liquidation or dissolution.


         Section 3. Articles of Incorporation and Bylaws. All persons who shall acquire shares of stock in the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation and the Bylaws of the Corporation.


                                   ARTICLE VI

            PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF ITS DIRECTORS AND STOCKHOLDERS

         Section 1. Number and Classification. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The Board of Directors of the Corporation shall have at all times at least five (5) directors but at no time more than thirteen
(13) directors. Until the expiration of the Control Term, the Board of Directors at all times shall be divided into two classes, to be known as Class A Directors and Class B Directors, consisting of no more than seven (7) and not less than three (3) Class A Directors and no more than six (6) and not less than two (2) Class B Directors. Class A Directors and Class B Directors shall be elected annually. The number of Class A Directors and Class B Directors constituting the Board of Directors, subject to the limitations set forth herein, shall be fixed by the Board of Directors in the manner provided in the Corporation's Bylaws. Until expiration of the Control Term, the Class A Directors shall at all times constitute a majority of the Board of Directors. Immediately following expiration of the Control Term, the Board of Directors shall no longer be classified.

         The names of the directors who shall serve effective immediately and until the first annual meeting of the Stockholders and until their successors are duly elected and qualified are: Class A Directors- Tan Sri Dato (Dr.) Hean Heong Loy, Teik Hok Loy, Heng Sewn Loi, Edward J. Marteka, George Jeff Mennen,
Cheng Soon Teoh;    Class B Directors- Robert J. Simmons, Donald Arnwine.

         Section 2. Authorization by Board of Stock Issuance. The Board of Directors of the Corporation may authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized, or securities convertible into shares of stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in these Articles of Incorporation or the Bylaws of the Corporation or under Maryland Law.

         Section 3..      Indemnification.

                 (a) The Corporation shall, to the maximum extent permitted by Maryland Law, in accordance with Section 2-418 of Maryland Law, indemnify and pay or reimburse reasonable expenses to:
         (i) any individual who is a present or former director, officer, employee or agent of the Corporation; or (ii) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee, as the case may be.

                 (b) The Corporation may, to the fullest extent permitted by Maryland statutory or decisional law, advance amounts to persons entitled to indemnification hereunder for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought.

                 (c) The Corporation shall have the power to purchase and maintain insurance on behalf of an indemnified party against any liability asserted which was incurred in any such capacity with the Corporation or arising out of such status.

                 (d) Neither the amendment nor the adoption of any other provision of the Articles of Incorporation or the Bylaws shall apply to or affect in any respect the applicability of indemnification with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

         Section 4. Reserved Powers of Board. The enumeration and definition of particular powers of the Board of Directors included in this
Article VI shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of these Articles of Incorporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under Maryland Law as now or hereafter in force.

         Section 5. Voting Requirements. Notwithstanding any provision of Maryland Law requiring a greater proportion than a majority of the votes of all classes or of any class of stock entitled to be cast, to take or authorize any action, the Corporation may take or authorize such action upon the concurrence of a majority of the aggregate number of the votes entitled to be cast thereon.

         Section 6. Preemptive Rights. No holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of the stock of the Corporation or any other security of the Corporation which it may issue or sell; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

                                  ARTICLE VII

                                   AMENDMENTS

         The Corporation reserves the right from time to time to make any amendment to these Articles of Incorporation, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in these Articles of Incorporation, of any shares of outstanding stock.


                                  ARTICLE VIII

                            LIMITATION OF LIABILITY

         To the maximum extent that Maryland Law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this
Article VIII, nor the adoption or amendment of any other provision of these Articles of Incorporation or of the Bylaws of the Corporation inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.


                                   ARTICLE IX

                                    DURATION

         The duration of the Corporation shall be perpetual.


         IN WITNESS WHEREOF, the undersigned being a natural person of at least eighteen (18) years of age and being the incorporator hereinbefore named for the purpose of forming a corporation under the general laws of the State of Maryland, has signed these Articles of Incorporation and acknowledged the same to be his act on this 13th day of December, 1995.



                                               Billie J. Swoboda
                                               ------------------------
                                               Billie J. Swoboda
                                               Incorporator







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